Exhibit (h)(51)

Amendment to
Administration, Bookkeeping and Pricing Services Agreement

This Amendment, dated as of December 16, 2016 (this “Amendment”), is to the Administration, Bookkeeping and Pricing Services Agreement dated August 2, 2011, as amended (the “Agreement”), by and among Financial Investors Trust (the “Trust”), a Delaware statutory trust, ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and Aspen Partners, Ltd., a Delaware S-Corporation (the “Adviser”).

WHEREAS, the Trust, ALPS and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.          Effective as of the date of this Amendment, APPENDIX A (LIST OF FUNDS) of the Agreement is hereby deleted in its entirety and replaced with the APPENDIX A (LIST OF FUNDS) attached hereto and incorporated by reference herein.

2.          Effective as of the date of this Amendment, APPENDIX C (COMPENSATION) of the Agreement is hereby deleted in its entirety and replaced with the APPENDIX C (COMPENSATION) attached hereto and incorporated by reference herein.

3.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

FINANCIAL INVESTORS TRUST,
on behalf of the Funds

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

ASPEN PARTNERS, LTD.

By:	/s/ Brian Broadway
Name:	Brian Broadway
Title:	COO

APPENDIX A

LIST OF FUNDS

Aspen Managed Futures Strategy Fund
Aspen Portfolio Strategy Fund

APPENDIX C

COMPENSATION